UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

AMERIS BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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24 Second Avenue, S.E.

Moultrie, Georgia 31768

March 26, 2007

Dear Shareholder:

It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, April 24, 2007, at 4:15 p.m. local time, at Sunset Country Club, located at 2730 South Main Street, in Moultrie, Georgia.

At the meeting, you will be asked to vote on a number of important matters. Please take the time to read carefully each of the proposals described in the attached proxy statement.

On behalf of Ameris Bancorp, I thank you for your continued support and look forward to seeing you at the meeting.

Sincerely,

Edwin W. Hortman, Jr.
President and Chief Executive Officer

AMERIS BANCORP

24 Second Avenue, S.E.

Moultrie, Georgia 31768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 24, 2007

To the Shareholders of Ameris Bancorp:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameris Bancorp (the “Company”) will be held at Sunset Country Club, located at 2730 South Main Street, Moultrie, Georgia, on Tuesday, April 24, 2007, commencing at 4:15 p.m., local time, for the following purposes:

(1)	to elect three Class I directors for a three-year term of office;

(2)	to ratify the appointment of Mauldin & Jenkins, Certified Public Accountants, LLC, as the Company’s independent auditors for the fiscal year ended December 31, 2006; and

(3)	to transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on February 13, 2007 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may receive more than one proxy if they own shares registered in different names or at different addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered — whether individually, as joint tenants, or in a representative capacity — and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate offices located at the address set forth above.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to do so, please mark, date and sign the enclosed proxy and mail it promptly in the enclosed postage-prepaid envelope or vote promptly through the telephone or the Internet. Returning or voting your proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares in person.

By Order of the Board of Directors,

/s/

Moultrie, Georgia	Cindi H. Lewis
March 26, 2007	Corporate Secretary

AMERIS BANCORP

24 Second Avenue, S.E.

Moultrie, Georgia 31768

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy (which were first sent or given to shareholders on or about March 26, 2007) are being furnished to shareholders of Ameris Bancorp (the “Company”) in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at Sunset County Club, located at 2730 South Main Street, Moultrie, Georgia, on Tuesday, April 24, 2007, at 4:15 p.m., local time, and any adjournment or postponement thereof.

A proxy may be revoked at any time before the shares represented by it are voted at the Annual Meeting by delivering to the Corporate Secretary of the Company either a written revocation or a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. All shares represented by a properly executed, unrevoked proxy will be voted on all matters presented at the Annual Meeting on which the shares are entitled to vote, unless the shareholder attends the Annual Meeting and votes in person. Proxies solicited will be voted in accordance with the instructions given on the enclosed form of proxy.

Only shareholders of record at the close of business on February 13, 2007, (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 13,324,842 shares of its common stock, $1.00 par value per share (the “Common Stock”), outstanding and entitled to vote. All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.

The cost of preparing and mailing proxy materials will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist the Company and the Board in the distribution of proxies and accompanying materials to brokerage houses and institutions for an estimated fee of $2,500 plus expenses. In addition to solicitation by mail, solicitations may be made by officers and other employees of the Company in person or by telephone or other means. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expense of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

Quorum and Vote Required

A quorum of the Company’s shareholders is necessary to transact business at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of shares of Common Stock representing a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes, discussed below, count as present for establishing a quorum.

Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that the three Class I nominees receiving the most votes will be elected as Class I directors. Cumulative voting is not permitted. Approval of each of the other proposals requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. If a quorum is not present at the Annual Meeting, then it is expected that the Annual Meeting will be adjourned or postponed to solicit additional proxies.

Under certain circumstances, brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies to the brokers (so-called “broker non-votes”). In these cases, and in cases where the shareholder abstains from voting on a matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to those matters and, therefore, will have no effect on the vote. In addition, if a broker indicates on the proxy card that it does not have discretionary authority on other matters considered at the Annual Meeting, those shares will not be counted in determining the number of votes cast with respect to those matters. All votes will be tabulated by the inspector of elections for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

PROPOSAL 1: ELECTION OF DIRECTORS

The business affairs of the Company are managed under the direction of the Board in accordance with the Georgia Business Corporation Code, as implemented by the Company’s Articles of Incorporation and bylaws. The role of the Board is to effectively govern the affairs of the Company for the benefit of its shareholders and other constituencies. The Board strives to ensure the success and continuity of business through the election of qualified management. It is also responsible for ensuring that the Company’s activities are conducted in a responsible and ethical manner. The Company is committed to having sound corporate governance principles.

The Company has a classified Board currently consisting of three Class I directors (Johnny W. Floyd, Edwin W. Hortman, Jr. and Daniel B. Jeter), four Class II directors (J. Raymond Fulp, Robert P. Lynch, Brooks Sheldon and Henry C. Wortman), and three Class III directors (Kenneth J. Hunnicutt, Glenn A. Kirbo and Eugene M. Vereen, Jr.). The Class I directors currently serve until the Annual Meeting, and the Class II and Class III directors currently serve until the annual meetings of shareholders to be held in 2008 and 2009, respectively, except that Mr. Hunnicutt, a Class III director, will be retiring from the Board as of the Annual Meeting. After the Annual Meeting, the Class I, Class II and Class III directors will serve until the annual meetings of shareholders to be held in 2010, 2008 and 2009, respectively, and until their respective successors are duly elected and qualified.

At each annual meeting of shareholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring. Vacancies on the Board and newly-created directorships can generally be filled by a vote of a majority of the directors then in office. As of the date of this Proxy Statement, the Board has not determined whether to elect a director to fill the vacancy that will result from Mr. Hunnicutt’s retirement from the Board. The Company’s executive officers are appointed annually by the Board and serve at the discretion of the Board.

At the Annual Meeting, shareholders are being asked to re-elect Messrs. Floyd, Hortman and Jeter to serve as Class I directors until the 2010 annual meeting of shareholders and until their successors are duly elected and qualified.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the number of nominees named.

Unless otherwise directed, the persons named as proxies and attorneys in the enclosed form of proxy intend to vote “FOR” the election of all nominees as directors for the ensuing term and until their successors are duly elected and qualified. If any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board. The Board is unaware of a nominee who is unable to serve as a director or will decline to serve as a director, if elected.

The following sets forth certain information, as of the Record Date, for all Class I nominees.

Johnny W. Floyd (age 68) has served as a director of the Company since 1995 and as a director of Ameris Bank, the Company’s wholly-owned banking subsidiary (“Ameris Bank”), since February, 2006. Mr. Floyd served as a director and Chairman of the Board of Central Bank and Trust, formerly a wholly-owned subsidiary of the Company, from 1986 and 1988, respectively, and until the merger of Central Bank and Trust into Ameris Bank in February, 2006. Mr. Floyd is the President of Floyd Timber Company, a forestry products company, and the President of Cordele Realty, Inc. Mr. Floyd has also been a member of the Georgia House of Representatives since 1989.

Edwin W. Hortman, Jr. (age 53) has served as a director of the Company since November, 2003. Mr. Hortman has also served as President and Chief Executive Officer of the Company since January, 2005. From November, 2003 through December, 2004, Mr. Hortman served as President and Chief Operating Officer of the Company, and from 2002 to 2003, Mr. Hortman served as Executive Vice President and North Regional Executive of the Company. From 1998 through 2003, Mr. Hortman served as President and CEO of Citizens Security Bank, formerly a wholly-owned subsidiary of the Company. Mr. Hortman also served as a director of Citizens Security Bank from 1998 to 2004. In addition, Mr. Hortman served as a director of Central Bank & Trust, Southland Bank, First National Bank of South Georgia and Merchants & Farmers Bank, formerly wholly-owned subsidiaries of the Company, from 2002 to 2004. From 1992 to 1998, Mr. Hortman was Senior Vice President of Colony Bankcorp, Inc. and President of Colony Management Services. Mr. Hortman serves as a director of the Georgia Bankers Association, the Georgia Bankers Association Insurance Trust, the Georgia Cities Foundation and on the Board of Trustees for Abraham Baldwin Agricultural College.

Daniel B. Jeter (age 55) has served as a director of the Company since 1997 and as a director of Ameris Bank since 2002. Mr. Jeter is the Vice President and a majority shareholder of Standard Discount Corporation (“Standard”), a family-owned consumer finance company. Mr. Jeter joined Standard in 1979 and is an officer and director of each of Standard’s affiliates, including Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro, Globe Financial Services of Thomasville, Classic Insurance Company, Ltd. and Cavalier Insurance Company (of which he is President). Mr. Jeter is also a director and officer of the Georgia Industrial Loan Corporation and a director of Allied Business Systems and the Georgia Financial Services Association.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” ALL NOMINEES.

The following sets forth certain information, as of the Record Date, for all other directors of the Company, including those whose terms of office will continue after the Annual Meeting.

J. Raymond Fulp (age 62) has served as a director of the Company since 1989 and as a director of Ameris Bank since February, 2006. Mr. Fulp served as a director and Chairman of the Board of Citizens Security Bank, formerly a wholly-owned subsidiary of the Company, from 1987 and 2000, respectively, and until the merger of Citizens Security Bank into Ameris Bank in 2006. Mr. Fulp is a pharmacist and was the co-owner of Midtown Pharmacy in Tifton, Georgia from 1974 until its sale in 1999. Mr. Fulp’s term expires in the year 2008.

Kenneth J. Hunnicutt (age 70) has served as a director of the Company since 1981 and as Chairman of the Board since 2001. Mr. Hunnicutt also served as Chief Executive Officer of the Company from 1994 through December, 2004. Additionally, Mr. Hunnicutt served as President of the Company from 1981 to 2001 and again from August 8, 2002 through December 31, 2003. Mr. Hunnicutt served as Senior President of Ameris Bank from 1989 to 1991 and as President of Ameris Bank from 1975 to 1989. Although Mr. Hunnicutt’s term does not expire until the year 2009, he will retire from the Board effective as of the Annual Meeting because he will have reached the Company’s required retirement age of 70.

Glenn A. Kirbo (age 59) has served as a director of the Company since May, 2005 and as a director of Ameris Bank since February, 2006. Mr. Kirbo served as a director and Chairman of the Board of First National Bank of South Georgia, formerly a wholly-owned subsidiary of the Company, from 1990 and 1996, respectively, and until the merger of First National Bank of South Georgia into Ameris Bank in February, 2006. Mr. Kirbo is also president of the law firm of Kirbo and Kirbo, P.C. in Albany, Georgia, and he is currently serving as President and Chairman of the Board of the Doublegate Country Club, LTD. Mr. Kirbo also serves as a director of Health Systems Management, Inc. and Ocala Casualty Company. Additionally, Mr. Kirbo is a partner in Barkley-Kirbo Building Partnership, and he serves as president of Kirbo Properties, Inc., Staunton Warehouse, Inc. and West Crisp Investments, Inc. Mr. Kirbo’s term expires in the year 2009.

Robert P. Lynch (age 43) has served as a director of the Company since 2000 and as a director of Ameris Bank since February, 2006. Mr. Lynch currently operates Lynch Management Company in Jacksonville, Florida. Mr. Lynch’s family owns seven automobile dealerships in Florida and Georgia, as well as Shadydale Farm, a beef cattle operation located in Shadydale, Georgia. Mr. Lynch’s term expires in the year 2008.

Brooks Sheldon (age 61) has served as a director of the Company since 2005 and as a director of Ameris Bank since 2003. Additionally, he served as President and a director of Ameris Bank from 1989 until his retirement in 1997. Mr. Sheldon currently serves as finance chairman on the Colquitt County Hospital Authority Board. Mr. Sheldon’s term expires in the year 2008.

Eugene M. Vereen, Jr. (age 86) has served as a director of the Company since 1981. Mr. Vereen served as the Chairman of the Board from 1981 to 1995 and served as Chief Executive Officer of the Company from 1981 to 1994. Mr. Vereen has also served as a director of Ameris Bank since 1971 and as a director of Heritage Community Bank and Citizens Security Bank, formerly wholly-owned subsidiaries of the Company, and Bank of Thomas County and Cairo Banking Company, wholly-owned subsidiaries of the Company, from the time the Company acquired each such subsidiary until 1995. Mr. Vereen previously served as President of Ameris Bank from 1971 to 1974 and as Senior President of Ameris Bank from 1974 to 1989. Mr. Vereen now serves as the Chairman of the Board Emeritus of the Company and as President Emeritus of Ameris Bank. Mr. Vereen served as Chairman of the Board of Moultrie Insurance Agency from 1951 until its sale in 1983 and is Chairman and director of M.I.A., Co., an investment company. Mr. Vereen’s term expires in the year 2009.

Henry C. Wortman (age 69) has served as a director of the Company since 1990 and as a director of Ameris Bank since February, 2006. Mr. Wortman served as a director of Heritage Community Bank, formerly a wholly-owned subsidiary of the Company, from 1988 and until the merger of Heritage Community Bank into Ameris Bank in 2006. He served as Vice Chairman of the Board of Heritage Community Bank from 1988 until 2005, and as Chairman of the Board from 2005 until 2006. Mr. Wortman has served as a principal partner of Jackson & Wortman LLC, a dairy, pecan, timber and general farming operation based in Quitman, Georgia, since 1965. Mr. Wortman’s term expires in the year 2008.

The backgrounds of the directors with terms expiring in 2007 are summarized above in the discussion of Class I nominees.

Director Independence

Each member of the Board other than Mr. Hortman and Mr. Hunnicutt, formerly the Chief Executive Officer of the Company, is “independent” as defined for purposes of the rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of The Nasdaq Stock Market (“Nasdaq”). For a director to be considered independent, the Board must determine that the director does not have a relationship with the

Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Committees of the Board

Executive Committee. The Executive Committee is currently comprised of five directors, two of whom are current or former employees of the Company. The current members of the Executive Committee are Messrs. Fulp, Hortman, Hunnicutt, Jeter and Lynch. The Executive Committee is authorized to exercise all of the powers of the Board, except the power to declare dividends, elect directors, amend the Company’s Bylaws, issue stock or recommend any action to the Company’s shareholders.

Executive Loan Committee. The Executive Loan Committee is currently comprised of six members. Five members of the Executive Loan Committee are directors of the Company, and one member is a non-director employee of the Company. The current members of the Executive Loan Committee who are also directors are Messrs. Hortman, Hunnicutt, Jeter, Sheldon and Wortman. The other current member is Jon S. Edwards, the Company’s Director of Credit Administration. The Executive Loan Committee is responsible for reviewing and approving all loan and credit requests involving principal amounts greater than $5.0 million for the Company and Ameris Bank.

Compensation Committee. The Compensation Committee is currently comprised of four directors, Messrs. Fulp, Jeter, Kirbo and Wortman, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are independent directors of the Company. The duties of the Compensation Committee, which does not have a formal written charter but which acts according to established policies and procedures, are generally to establish the compensation for the Company’s executive officers and to act on such other matters relating to compensation as it deems appropriate, including an annual evaluation of the Company’s Chief Executive Officer (the “CEO”) and the design and oversight of all compensation and benefit programs in which the Company’s employees and officers are eligible to participate. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive officer compensation is provided in the Compensation Discussion and Analysis below.

Audit Committee. The Audit Committee is currently comprised of four members, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The current members of the Audit Committee are Messrs. Floyd, Fulp, Jeter and Wortman. The Audit Committee represents the Board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries. Its primary functions include monitoring the integrity of the Company’s financial statements and system of internal controls and the Company’s compliance with regulatory and legal requirements; monitoring the independence, qualifications and performance of the Company’s independent auditor and internal auditing services; and providing an avenue of communication among the independent auditor, management, internal audit and the Board. The Audit Committee operates under a charter, a copy of which is set forth in Appendix A to this Proxy Statement.

Asset Liability Management Committee. The Asset Liability Management Committee is currently comprised of nine members, three of whom are directors of the Company and the remainder of whom are non-director employees of the Company. The directors who serve on the Asset Liability Management Committee are Messrs. Hortman, Jeter and Sheldon. Messrs. Jeter and Sheldon are non-employee directors. The Asset Liability Management Committee manages the Company’s mix of assets so as to minimize risk and maximize profits, guards against any concentration of assets (including, for example, excessive amounts of loans to one borrower or excessive amounts of investment securities from the same issuer), ensures that reserves against losses are adequate to prevent depletion of earnings, and approves the overall strategy of the Company’s investment portfolio.

Investment Committee. The Investment Committee is currently comprised of four members, two of whom, Messrs. Hortman and Sheldon, are directors of the Company and the remainder of whom are non-director employees of the Company. Mr. Sheldon is a non-employee director of the Company. The Investment Committee is responsible for overseeing the implementation of overall investment portfolio strategy approved by the Asset Liability Management Committee

Nominating Committee. The Nominating Committee is currently comprised of three members, all of whom are independent directors of the Company. The members of the Nominating Committee are Messrs. Floyd, Kirbo and Lynch. Pursuant to its charter, the Nominating Committee is responsible for considering, and making recommendations to the Board regarding, the size and composition of the Board, recommending and nominating candidates to fill Board vacancies that may occur and recommending to the Board the Director nominees for whom the Board will solicit proxies. Additional information regarding the Nominating Committee’s processes and procedures is provided below under Identifying and Evaluating Nominees.

Board and Committee Meetings

In 2006, the Board held 12 meetings, the Executive Committee held eight meetings, the Executive Loan Committee held 22 meetings, the Compensation Committee held 14 meetings, the Audit Committee held four meetings and the Asset Liability Management Committee, the Investment Committee and the Nominating Committee each held 13 meetings. Each director attended at least 75% of all meetings of the full Board and of those committees on which he served and was eligible to attend in 2006. Additionally, the non-management directors met without any members of management or other employees present once in 2006.

The 2006 Annual Meeting of Shareholders was attended by all members of the Board other than Messrs. Vereen and Wortman, who were unable to attend the meeting. It is the Board’s policy that all directors should attend the 2007 Annual Meeting absent exceptional cause.

Identifying and Evaluating Nominees

With respect to the nomination process, the Nominating Committee reviews the composition and size of the Board to ensure that it has the proper expertise and independence; determines the criteria for the selection of Board members and Board committee members; plans for continuity on the Board as existing Board members retire or rotate off the Board; establishes criteria for qualifications as independent directors, consistent with applicable laws and listing standards; maintains a file of suitable candidates for consideration as nominees to the Board; reviews Board candidates recommended by shareholders in compliance with all director nomination procedures for shareholders; and recommends to the Board the slate of nominees of directors to be elected by the shareholders and any directors to be elected by the Board to fill vacancies.

The Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, the Nominating Committee requires that each Board candidate has the highest personal and professional ethics, integrity and values and consistently exercises sound and objective business judgment. In addition, it is anticipated that the Board as a whole will have individuals with significant appropriate senior management or other leadership experience, a long-term and strategic perspective and the ability to advance constructive debate.

While the Nominating Committee has authority to retain a search firm or consultants to assist in identifying director candidates, to date no such search firm or consultants have been engaged, and the Company has never received a proposed director candidate from a source outside of the Company. However, the Board would consider any director candidate proposed in good faith by a shareholder of the Company. To do so, a shareholder should send the director candidate’s name, credentials, contact information and his or her consent to be considered as a candidate to the Corporate Secretary of the Company. The proposing shareholder should also include his or her contact information and a statement of his or her share ownership (how many shares owned and for how long). The Board will evaluate candidates based on their financial literacy, business acumen and experience, independence for purposes of compliance with SEC and Nasdaq rules and willingness, ability and availability for service. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on the Board by a shareholder.

Communication with the Board and its Committees

Any shareholder may communicate with the Board by directing correspondence to the Board, any of its committees, or one or more individual members, in care of the Corporate Secretary, Ameris Bancorp, 24 Second Avenue, S.E., Moultrie, Georgia 31768.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee has overall responsibility for establishing, implementing and monitoring the compensation structure, policies and programs of the Company. The Committee is responsible for assessing and approving the total compensation structure paid to the CEO and other executive officers of the Company. Accordingly, the Compensation Committee is responsible for determining whether the compensation paid to each of the Named Executives (as defined below) is fair, reasonable and competitive, and whether such compensation serves the interest of the Company’s shareholders. The Compensation Committee’s Chairman regularly reports to the Board on the actions and recommendations of the Compensation Committee. The Compensation Committee may retain (at the Company’s expense) outside counsel, compensation consultants and other advisors to assist as needed.

The individuals who served as the Company’s CEO and Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table below, are referred to in this Proxy Statement as the “Named Executives.” With respect to the Named Executives, this Compensation Discussion and Analysis identifies the Company’s current compensation philosophy and objectives and describes the various methodologies, polices and practices for establishing and administering the compensation programs of the Named Executives.

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation programs are those that align the interests of the executive with those of the Company’s shareholders. The Compensation Committee also believes that a properly structured compensation program will attract and retain talented individuals and motivate them to achieve both short- and long-term strategic objectives and that a significant portion of executive pay should be based on the Company’s financial and operating performance. However, the Compensation Committee also recognizes that the Company must maintain its ability to attract highly talented executives. For this reason, an important objective of the Compensation Committee is to ensure that the compensation programs of the Named Executives are competitive as compared to similar positions with competitive companies and companies of similar size.

The Company’s executive compensation programs are designed to provide:

•	levels of base compensation that are competitive geographically and with comparable companies;

•	annual incentive compensation that varies in a consistent manner with the achievement of individual performance objectives and financial results of the Company;

•	long-term incentive compensation that focuses executive efforts on building shareholder value through meeting longer-term financial and strategic goals; and

•	executive benefits that are meaningful and competitive with comparable companies.

In designing and administering its executive compensation program, the Compensation Committee attempts to strike an appropriate balance among these various elements. The Compensation Committee considers the pay practices of competitive and similar-sized companies to determine the appropriate pay mix and compensation levels. With respect to performance-based pay, the Compensation Committee believes that executive compensation should be closely tied to financial and operational performance of the Company, as well as to the individual performance and responsibility level of the Named Executives. The Compensation Committee also believes there should be a significant equity-based component to executive compensation because this best aligns the executives’ interests with those of the Company’s shareholders. For purposes of retention, the Compensation Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain with the Company. Finally, the Compensation Committee also considers other forms of executive pay as a means to attract, retain and motivate highly qualified executives.

Methodology for Establishing Compensation

The Compensation Committee is comprised of four independent directors, all of whom satisfy the Nasdaq listing requirements and relevant SEC regulations. None of the Compensation Committee members is an officer, employee or former officer or employee of the Company.

The Compensation Committee is responsible for all compensation decisions for the CEO and other Named Executives. The CEO, with the assistance of the Company’s Chief Administrative Officer, annually reviews the performance of the other Named Executives, after which the CEO presents his conclusions and recommendations to the Compensation Committee for approval. The Compensation Committee has absolute discretion as to whether it approves the recommendations of the CEO or makes adjustments, as it deems appropriate.

Elements of Compensation

Total direct compensation includes cash, in the form of base salary and annual incentives, and long-term equity incentives. The Compensation Committee evaluates the mix between these elements based on the pay practices of comparable companies. The Compensation Committee strives to be fully informed in its determination of the appropriate compensation mix and award levels for the Named Executives, including consideration of publicly — available information and the retention of compensation consultants when deemed appropriate. The Compensation Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance inform all of its compensation decisions, which will ultimately benefit the Company’s shareholders. With respect to the Named Executives, the following describes the objectives and polices that underlie the various elements of the compensation mix:

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation at close to market median levels in order to remain competitive in attracting and retaining executive talent. The allocation of total cash between base salary and annual bonus is based on a variety of factors. The Compensation Committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and role within the Company, the scope of the executive’s responsibility and the current compensation package in place for that executive, including the executive’s current annual salary and potential bonus awards under the Company’s bonus plan.

The Compensation Committee evaluates executive salaries annually. Following its review of executive salaries in May, 2006, the Compensation Committee determined to increase the base salaries of the Named Executives.

Annual Bonus

The Company intends to continue its strategy of compensating the Named Executives through programs that emphasize performance-based incentive compensation. The Company’s bonus program was designed to recognize and reward executive officers and other employees who contribute meaningfully to an increase in shareholder value, profitability and customer satisfaction. In general, the funding of the Company’s bonus pool is dependent upon the Company’s overall success.

In connection with the Company’s bonus program, the Compensation Committee sets various goals with respect to the Company’s performance, as well as individual performance. Incentive compensation is then paid to individual executives and other employees based on the degree to which such specified goals are achieved. Performance is determined in several areas, including increases in the Company’s market value, substantial achievement of strategic plan objectives and periodically advice from experts in the field of executive compensation.

Long-Term Incentive Awards

Long-term incentive awards are the third component of the Company’s total compensation package. The Compensation Committee believes that equity-based compensation ensures that the Company’s officers have a continuing stake in the long-term success of the Company.

The Company’s officers and certain other employees may participate in the Company’s 2005 Omnibus Stock Ownership and Long-Term Incentive Plan (the “2005 Plan”). Awards may be granted under the 2005 Plan from time to time and may be in the form of qualified or nonqualified stock options, restricted stock, stock appreciation rights, long-term incentive compensation units consisting of a combination of cash and Common Stock or any combination thereof within the limitations set forth in the 2005 Plan. The 2005 Plan provides that awards may be made for 10 years from its effective date of March 10, 2005. The 2005 Plan is administered by the Compensation Committee, which selects eligible employees to participate in the 2005 Plan and determines the type, amount and duration of all individual awards. Prior to the adoption of the 2005 Plan, equity awards were granted pursuant to the ABC Bancorp Omnibus Stock Ownership and Long-Term Incentive Plan that was adopted in 1997 and which now is operative only with respect to the exercise of options that remain outstanding under such plan.

Options granted under the 2005 Plan generally vest in equal installments over a five-year period, subject to achievement of specified performance targets. All stock options have been granted with a ten-year term and have an exercise price equal to the fair market value of the Common Stock on the date of grant. The Company has also awarded restricted stock to the Named Executives under the 2005 Plan. Restricted stock awards generally vest in equal installments over a three-year period, subject to achievement of specified performance targets. Shares of restricted stock are held by the Company in escrow until restrictions lapse and the participant pays taxes on the shares. Participants receive all dividends payable on their restricted stock and vote their shares. Restricted stock cannot be sold or transferred until the shares vest. Should a Named Executive leave the Company prior to the completion of the applicable vesting schedule, the unvested portion of the grant is forfeited.

In May, 2006, all Named Executives were awarded shares of restricted stock under the 2005 Plan. Additionally, all Named Executives other than Mr. Hortman received grants of stock options at that time.

Broad-Based Benefits Programs

The Named Executives are entitled to participate in the benefits programs that are available to all full-time employees of the Company. These benefits include hospitalization, major medical, disability and group life insurance plans, paid vacation and Company contributions to a 401(k) profit sharing plan.

2006 Evaluation of CEO Compensation and Executive Performance

CEO Compensation

The Compensation Committee meets with the other independent directors each year in executive session to evaluate the performance of the CEO. The Compensation Committee does not confer with the CEO or any other members of management when setting the CEO’s base salary. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the CEO and the other Named Executives. In 2006, the Compensation Committee considered management’s continuing achievement of its short- and long-term goals versus its strategic objectives as well as financial targets and successful stock returns to the Company’s shareholders.

In determining an appropriate salary adjustment for the CEO, the Compensation Committee considered the Company’s overall performance, including financial and operating performance and market growth. The Compensation Committee determined that the CEO’s base salary should be increased in light of the Company’s performance and competitive factors and approved a merit increase to raise the CEO’s base salary. The increase became effective on May 25, 2006.

Named Executive Officers’ Compensation

The CEO met with the Compensation Committee to review his compensation recommendations for the other Named Executives. He described the findings of his performance evaluation of the Named Executives and provided the basis of his recommendations to the Compensation Committee, including the scope of their duties and oversight responsibilities and each of their individual objectives and goals against results achieved for 2006.

For fiscal year 2006, the Compensation Committee approved base salary adjustments for the Named Executives to take effect on May 25, 2006. In its analysis of the other Named Executive Officers, the Compensation Committee applied the same rationale to this group as it applied when considering the CEO’s base salary.

The table below sets forth the base salary of each Named Executive effective as of May 25, 2006.

Name	2006 Base Salary
Edwin W. Hortman, Jr.	$350,000
Dennis J. Zember Jr.	$200,500
Jon S. Edwards	$161,710
Thomas T. Dampier	$162,500
Johnny R. Myers	$154,000

Administrative Policies and Practices

To evaluate and administer the compensation programs of the CEO and other Named Executives, the Compensation Committee meets periodically each year in conjunction with regularly scheduled Board meetings. The Compensation Committee also holds special meetings and meets telephonically, as necessary, to discuss extraordinary items, which would include the hiring or dismissal of a Named Executive. Additionally, the Compensation Committee members regularly confer with the Company’s Chief Administrative Officer on matters regarding the compensation of the CEO and other Named Executives.

Tax Deductibility of Executive Officer Compensation

Certain provisions of the federal tax laws limit the deductibility of certain compensation for the CEO and other executives to $1.0 million in applicable remuneration in any year. To date, this provision has had no effect on the Company because no officer of the Company has received $1.0 million in applicable remuneration in any year. The Compensation Committee, for the benefit of the Company and its shareholders, will take the necessary steps to conform its compensation to qualify for deductibility if it appears that the threshold may be exceeded at some time in the future. Further, the Compensation Committee intends to give strong consideration to the deductibility of compensation in making its compensation decisions for executive officers in the future, again balancing the goal of maintaining a compensation program which will enable the Company to attract and retain qualified executives with the goal of maximizing the creation of long-term shareholder value.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based upon that review and those discussions, the Compensation Committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

J. Raymond Fulp (Chairman)
Daniel B. Jeter
Glenn A. Kirbo
Henry C. Wortman

Summary Compensation Table

The following table sets forth all compensation paid or accrued during 2006 to the Named Executives.

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)	Option Awards(3)	All Other Compensation		Total
Edwin W. Hortman, Jr. President and Chief Executive Officer	2006	$333,867	(4)	$271,000	$200,735	$17,937	$36,892	(5)	$860,431

Dennis J. Zember Jr. Executive Vice President and Chief Financial Officer	2006	$195,500		$141,000	$20,760	$19,250	$9,939	(6)	$386,449

Jon S. Edwards Executive Vice President and Director of Credit Administration	2006	$159,748		$79,874	$16,565	$10,236	$20,372	(7)	$286,795

Thomas T. Dampier Executive Vice President and North Regional Executive	2006	$160,208		$80,104	$18,620	$10,140	$19,700	(8)	$288,772

Johnny R. Myers Executive Vice President and South Regional Executive	2006	$151,667		$80,383	$3,460	$4,808	$6,580	(9)	$246,898

(1)	Represents bonus earned for 2006 and paid January 31, 2007. Does not include bonuses earned in 2005 and paid in 2006 in the following amounts: Mr. Hortman - $132,292; Mr. Zember – $74,200; Mr. Edwards - $61,967; Mr. Dampier - $61,967; and Mr. Myers $37,333.
(2)	Represents the amount of expense recognized by the Company for stock awards outstanding to the Named Executives. This is the grant date fair value as determined by the stock price on the date of issuance recognized pro rata over the award’s vesting period. For additional information, refer to note 15 to the Company’s financial statements in its Form 10-K for the year ended December 31, 2006, as filed with the SEC.
(3)	Represents the amount of expense recognized by the Company for option awards outstanding to the Named Executives. This is the grant date fair value as determined by the Black-Scholes option pricing model recognized pro rata over the award’s vesting period. For additional information, refer to note 15 to the Company’s financial statements in its Form 10-K for the year ended December 31, 2006, as filed with the SEC.
(4)	Includes director’s fees paid in cash of $15,116.
(5)	For 2006, the Company made contributions for the benefit of Mr. Hortman to the Company’s 401(k) Profit Sharing Plan in the amount of $17,600, including dividends paid on shares of restricted Common Stock during 2006 in the amount of $19,292.
(6)	For 2006, the Company made contributions for the benefit of Mr. Zember to the Company’s 401(k) Profit Sharing Plan in the amount of $7,419, including dividends paid on shares of restricted Common Stock during 2006 in the amount of $2,520.
(7)	For 2006, the Company made contributions for the benefit of Mr. Edwards to the Company’s 401(k) Profit Sharing Plan in the amount of $17,600, including dividends paid on shares of restricted Common Stock during 2006 in the amount of $2,772.
(8)	For 2006, the Company made contributions for the benefit of Mr. Dampier to the Company’s 401(k) Profit Sharing Plan in the amount of $17,600, including dividends paid on shares of restricted Common Stock during 2006 in the amount of $2,100.
(9)	For 2006, the Company made contributions for the benefit of Mr. Myers to the Company’s 401(k) Profit Sharing Plan in the amount of $6,160, including dividends paid on shares of restricted Common Stock during 2006 in the amount of $420.

2006 Grants of Plan-Based Awards

The following table sets forth information regarding grants of equity awards made during 2006 to the Named Executives.

Name	Grant Date		Estimated Future Payments Under Equity Incentive Plan Awards (#)			Exercise or Base Price of Option Awards ($/Sh) (3)	Grant Date Fair Value of Stock and Option Awards (4)
			Threshold	Target	Maximum
Edwin W. Hortman, Jr.	5/16/2006	(1)	0	15,000	15,000	$20.76	$311,400

Dennis J. Zember Jr.	5/16/2006	(1)	0	6,000	6,000	$20.76	$124,560
	5/16/2006	(2)	0	2,500	2,500	$20.76	$12,625

Jon S. Edwards	5/16/2006	(1)	0	1,000	1,000	$20.76	$20,760
	5/16/2006	(2)	0	4,000	4,000	$20.76	$20,200

Thomas T. Dampier	5/16/2006	(1)	0	1,000	1,000	$20.76	$20,760
	5/16/2006	(2)	0	5,000	5,000	$20.76	$25,250

Johnny R. Myers	5/16/2006	(1)	0	1,000	1,000	$20.76	$20,760
	5/16/2006	(2)	0	5,000	5,000	$20.76	$25,250

(1)	Performance-based awards of restricted stock that vest in equal installments over a 3-year period upon the achievement of established goals.
(2)	Performance-based awards of stock options that vest in equal installments over a 5-year period upon the achievement of established goals.
(3)	The exercise or base price of awards of restricted stock and options reflects the closing stock price on the date the award was granted.
(4)	Represents the awards granted multiplied by the grant date fair value. The grant date fair value for stock awards is the closing stock price on the date of the award and the grant date fair value for option awards is the amount determined by using the Black-Scholes option pricing model on the date of the award. For additional information, refer to note 15 to the Company’s financial statements in its Form 10-K for the year ended December 31, 2006, as filed with the SEC.

For more information regarding various elements of compensation, including an explanation of the Company’s philosophy and objectives with respect to setting compensation levels, see the Compensation Discussion and Analysis above. All stock-based awards shown in the 2006 Grants of Plan-Based Awards table above were issued pursuant to the 2005 Plan.

Employment and Compensation Arrangements

The Company has entered into employment agreements with each of the Named Executives. A summary of the terms of these agreements is set forth below.

Edwin W. Hortman, Jr. The Company entered into an executive employment agreement with Mr. Hortman effective as of December 31, 2003, as amended (the “Hortman Employment Agreement”), pursuant to which Mr. Hortman has agreed to serve as the President and Chief Executive Officer of the Company for a continuously (on a daily basis) renewing, three-year period until such time as either party gives written notice to the other party not to extend the term of the Hortman Employment Agreement beyond the date that is three years after the date specified in such notice. Notwithstanding any notice not to so extend, the term of the Hortman Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control (as defined) of the Company. The Hortman Employment Agreement, which automatically terminates when Mr. Hortman attains age 65, provides that Mr. Hortman will receive a minimum base salary of $250,000.

In addition, the Hortman Employment Agreement provides that Mr. Hortman is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the President and Chief Executive Officer of the Company. The Hortman Employment Agreement further provides that, in the event of termination of Mr. Hortman’s employment with the Company, the Company will pay to Mr. Hortman his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” (as defined) within twelve months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Hortman Employment Agreement for three additional 12-month periods.

Upon a termination of Mr. Hortman’s employment under certain circumstances, Mr. Hortman will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. Finally, the Hortman Employment Agreement also includes certain restrictive covenants which limit Mr. Hortman’s ability to compete with the Company or divulge certain confidential information concerning the Company.

Dennis J. Zember Jr. The Company entered into an executive employment agreement with Mr. Zember effective as of May 6, 2005 (the “Zember Employment Agreement”), pursuant to which Mr. Zember has agreed to serve as Executive Vice President and Chief Financial Officer of the Company for an initial term of two years, which initial term shall be automatically renewed for additional consecutive two year terms unless timely notice of non-renewal is given by either the Company or Mr. Zember. Notwithstanding any notice not to so extend, the term of the Zember Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control (as defined) of the Company. The Zember Employment Agreement, which automatically terminates when Mr. Zember attains age 65, provides that Mr. Zember will receive a minimum base salary of $182,500.

In addition, the Zember Employment Agreement provides that Mr. Zember is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the Chief Financial Officer of the Company. The Zember Employment Agreement further provides that, in the event of termination of Mr. Zember’s employment with the Company, the Company will pay to Mr. Zember his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” (as defined) within twelve months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Zember Employment Agreement for two additional 12-month periods.

Upon a termination of Mr. Zember’s employment for good reason, Mr. Zember will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Zember Employment Agreement also includes certain restrictive covenants which limit Mr. Zember’s ability to compete with the Company or divulge certain confidential information concerning the Company.

Jon S. Edwards. The Company entered into an executive employment agreement with Mr. Edwards effective as of July 1, 2003 (the “Edwards Employment Agreement”), pursuant to which Mr. Edwards serves as the Senior Credit Officer and the Director of Credit Administration of the Company. The Edwards employment agreement has an initial term of one year, which initial term shall be automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Edwards. Notwithstanding any notice not to so extend, the term of the Edwards Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control (as defined) of the Company. The Edwards Employment Agreement, which automatically terminates when Mr. Edwards attains age 65, provides that Mr. Edwards will receive a minimum base salary of $142,500.

In addition, the Edwards Employment Agreement provides that Mr. Edwards is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as the South Regional Executive of the Company. The

Edwards Employment Agreement further provides that, in the event of termination of Mr. Edwards’s employment with the Company, the Company will pay to Mr. Edwards his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” (as defined) within twelve months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Edwards Employment Agreement for one additional 12-month period.

Upon a termination of Mr. Edwards’s employment for good reason, Mr. Edwards will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Edwards Employment Agreement also includes certain restrictive covenants which limit Mr. Edwards’ ability to compete with the Company or divulge certain confidential information concerning the Company.

Thomas T. Dampier. The Company entered into an executive employment agreement with Mr. Dampier effective as of May 18, 2004 (the “Dampier Employment Agreement”), pursuant to which Mr. Dampier has agreed to serve as Executive Vice President and North Regional Executive of the Company for a continuously (on a daily basis) renewing, one-year period until such time as either party gives written notice to the other party not to extend the term of the Dampier Employment Agreement beyond the date that is one year after the date specified in such notice. Notwithstanding any notice not to so extend, the term of the Dampier Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control (as defined) of the Company. The Dampier Employment Agreement, which automatically terminates when Mr. Dampier attains age 65, provides that Mr. Dampier will receive a minimum base salary of $152,000.

In addition, the Dampier Employment Agreement provides that Mr. Dampier is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as Executive Vice President and North Regional Executive of the Company. The Dampier Employment Agreement further provides that, in the event of termination of Mr. Dampier’s employment with the Company, the Company will pay to Mr. Dampier his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” (as defined) within twelve months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Dampier Employment Agreement for one additional 12-month period.

Upon a termination of Mr. Dampier’s employment under certain circumstances, Mr. Dampier will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Dampier Employment Agreement also includes certain restrictive covenants which limit Mr. Dampier’s ability to compete with the Company or divulge certain confidential information concerning the Company.

Johnny R. Myers. The Company entered into an executive employment agreement with Mr. Myers effective as of May 11, 2005 (the “Myers Employment Agreement”), pursuant to which Mr. Myers has agreed to serve as Executive Vice President and Regional Executive of the Company for a continuously (on a daily basis) renewing, one-year period until such time as either party gives written notice to the other party not to extend the term of the Myers Employment Agreement beyond the date that is one year after the date specified in such notice. Notwithstanding any notice not to so extend, the term of the Myers Employment Agreement will not expire prior to the expiration of 12 months after the occurrence of a Change of Control (as defined) of the Company. The Myers Employment Agreement, which automatically terminates when Mr. Myers attains age 65, provides that Mr. Myers will receive a minimum base salary of $140,000.

In addition, the Myers Employment Agreement provides that Mr. Myers is entitled to receive an annual bonus and to participate in all present and future employee benefit, retirement and compensation plans of the Company consistent with his salary and his position as Executive Vice President and Regional Executive of the Company. The Myers Employment Agreement further provides that, in the event of termination of Mr. Myers’ employment with the Company, the Company will pay to Mr. Myers’ his base salary and annual bonus through the date of termination and, if he terminates his employment for “good reason” (as defined) within twelve months after a Change of Control, his base salary and a bonus in an amount determined pursuant to the terms of the Myers’ Employment Agreement for one additional 12-month period.

Upon a termination of Mr. Myers’ employment under certain circumstances, Mr. Myers will have the opportunity for a period of 90 days following the date of such termination to exercise all of his outstanding stock options at the exercise prices thereof. The Myers Employment Agreement also includes certain restrictive covenants which limit Mr. Myers’ ability to compete with the Company or divulge certain confidential information concerning the Company.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards held by the Named Executives at December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($/Sh)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (15)
Edwin W. Hortman, Jr.	7,200	(1)	0	$11.81	4/21/2008
	1,200	(2)	0	$8.75	1/16/2011
	1,920	(3)	480	$12.13	7/16/2012
	2,160	(4)	1,440	$13.75	8/19/2013
	1,920	(5)	2,880	$15.73	5/18/2014
	3,700	(6)	14,800	$18.00	6/28/2015
						4,800	(7)	$135,264
						16,000	(8)	$450,880
						15,000	(9)	$422,700

Dennis J. Zember Jr.	2,400	(10)	9,600	$16.71	2/15/2015
	2,500	(6)	10,000	$18.00	6/28/2015
	0	(11)	2,500	$20.76	5/16/2016
						6,000	(9)	$169,080

Jon S. Edwards	7,200	(12)	0	$8.43	4/7/2009
	4,800	(13)	0	$8.65	1/18/2010
	3,600	(2)	0	$8.75	1/16/2011
	2,880	(3)	720	$12.13	7/16/2012
	2,160	(4)	1,440	$13.75	8/19/2013
	720	(5)	1,080	$15.73	5/18/2014
	1,000	(6)	4,000	$18.00	6/28/2015
	0	(11)	4,000	$20.76	5/16/2016
						1,800	(7)	$50,724
						1,000	(9)	$28,180

Thomas T. Dampier	1,200	(14)	1,800	$15.16	4/20/2014
	1,500	(6)	6,000	$18.00	6/28/2015
	0	(11)	5,000	$20.76	5/16/2016
						3,000	(15)	$84,540
						1,000	(9)	$28,180

Johnny R. Myers	400	(16)	1,600	$18.16	5/17/2015
	1,500	(6)	6,000	$18.00	6/28/2015
	0	(11)	5,000	$20.76	5/16/2016
						1,000	(9)	$28,180

(1)	These options were granted 4/21/1998. They vest and become exercisable in equal installments over a 5-year period.
(2)	These options were granted 1/16/2001. They vest and become exercisable in equal installments over a 5-year period.

(3)	These options were granted 7/16/2002. They vest and become exercisable in equal installments over a 5-year period.
(4)	These options were granted 8/19/2003. They vest and become exercisable in equal installments over a 5-year period.
(5)	These options were granted 5/18/2004. They vest and become exercisable in equal installments over a 5-year period.
(6)	These options were granted 6/28/2005. They vest and become exercisable in equal installments over a 5-year period, subject to achievement of established performance goals.
(7)	These shares of restricted stock were granted 5/18/2004. They vest on the third anniversary of the date of grant.
(8)	These shares of restricted stock were granted 6/28/2005. They vest in equal installments over a 5-year period.
(9)	These shares of restricted stock were granted 5/16/2006. They vest in equal installments over a 3-year period beginning January 31, 2007, subject to achievement of established performance goals.
(10)	These options were granted 2/15/2005. They vest and become exercisable in equal installments over a 5-year period.
(11)	These options were granted 5/16/2006. They vest and become exercisable in equal installments over a 5-year period, subject to achievement of established performance goals.
(12)	These options were granted 4/7/1999. They vest and become exercisable in equal installments over a 5-year period.
(13)	These options were granted 1/18/2000. They vest and become exercisable in equal installments over a 5-year period.
(14)	These options were granted 4/20/2004. They vest and become exercisable in equal installments over a 5-year period.
(15)	These shares of restricted stock were granted 4/20/2004. They vest on the third anniversary of the date of grant.
(16)	These options were granted 5/17/2005. They vest and become exercisable in equal installments over a 5-year period.
(17)	This column represents the market value of unvested restricted shares, which is calculated by multiplying the number of restricted shares by the Company’s closing stock price of $28.18 on December 29, 2006.

Option Exercises and Stock Vested

There were no options exercised in 2006 by Named Executives. The following table sets forth information regarding vesting of equity awards held by the Named Executives during 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Edwin W. Hortman, Jr.(1)	8,800	$208,160
Dennis J. Zember Jr.	—	—
Jon S. Edwards(2)	4,800	$126,000
Thomas T. Dampier	—	—
Johnny R. Myers	—	—

(1)	Mr. Hortman acquired, upon the lapse of vesting restrictions, 4,000 shares of Common Stock with a market price each of $20.54 on January 31, 2006 and 4,800 shares of Common Stock with a market price each of $26.25 on August 19, 2006.
(2)	Mr. Edwards acquired, upon the lapse of vesting restrictions, 4,800 shares of Common Stock with a market price each of $26.25 on August 19, 2006.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2006, relating to the Company’s 2005 Omnibus Stock Ownership and Long-Term Incentive Plan and the ABC Bancorp Omnibus Stock Ownership and Long-Term Incentive Plan that was adopted in 1997.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	601,588	$16.30	825,884
Equity compensation plans not approved by security holders	—	—	—

Total	601,588	$16.30	825,884

Pension Benefits

The Company does not maintain any qualified or nonqualified defined benefit plans.

Nonqualified Deferred Compensation

The Company does not maintain any nonqualified defined contribution plans or other deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Each of the employment agreements between the Company and the Named Executives requires the Company to make severance payments and provide severance benefits to the executive if he terminates his employment with the Company for “Good Reason” within 12 months after the date of a “Change of Control.” For these purposes, “Good Reason” is generally defined to mean that the executive has determined in good faith that one or more of the following events has occurred following or in anticipation of a Change of Control:

•	a change in the executive’s reporting responsibilities, titles or offices, which has the effect of diminishing the executive’s responsibility or authority;

•	a reduction in the executive’s salary or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan which adversely affects the executive;

•	the executive is required to relocate outside a 50-mile radius of Moultrie, Georgia (or, in the case of Mr. Edwards, he is required to relocate outside the State of Georgia);

•

the Company’s discontinuance of any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability or other benefit plan in which the executive is participating or any other action by the Company that would adversely affect the executive’s participation or materially reduce his benefits under any such plan;

•	the taking of any action by the Company that would materially adversely affect the physical conditions under which the executive performs his employment duties; or

•	there is a material change in the fundamental business philosophy, direction and precepts of the Company.

A “Change of Control” occurs under the employment agreements with the Named Executives (other than Mr. Edwards) if:

•

a majority of the Board becomes persons other than persons for whose election proxies shall have been solicited by the Board or who are then serving as directors appointed by the Board to fill vacancies caused by death, resignation or the creation of new directorships;

•

25% of the outstanding voting power of the Company is acquired or becomes beneficially owned by any person or by any two or more persons acting as a partnership, syndicate or other group acting in concert for the purpose of acquiring, holding or disposing of any voting stock of the Company, which group does not include the executive; or

•	there occurs:

(1) a merger or consolidation of the Company with or into another corporation (other than a transaction with a subsidiary of the Company or a transaction in which (a) the holders of voting stock of the Company immediately prior to the merger continue to hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent and (b) all holders of each outstanding class or series of voting stock of the Company immediately prior to the merger or consolidation have the right to receive substantially the same cash, securities or other property in exchange for their voting stock of the Company as all other holders of such class or series);

(2) a statutory exchange of shares of one or more classes or series of outstanding voting stock of the Company for cash, securities or other property;

(3) the sale or other disposition of all or substantially all of the assets of the Company; or

(4) the liquidation or dissolution of the Company;

unless, in each case, 25% or more of the voting equity of the surviving corporation or the corporation or other entity acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or of the Company or its resulting parent corporation (in the case of a statutory share exchange) is beneficially owned by the executive or a group that includes the executive.

Under Mr. Edwards’ employment agreement, a “Change of Control” occurs if, without the approval of 2/3 of the non-management directors in office prior to such event, (1) there is a merger of consolidation of the Company or the sale of all or substantially all of the assets of the Company, (2) 20% or more of the outstanding voting power of the Company is acquired by any person, entity or group acting in concert, or (3) the shareholders of the Company approve its liquidation or dissolution. A “Change of Control” also will result if during a period of 24 consecutive months individuals who were directors at the beginning of such period or who were elected by, or on the nomination or recommendation of, a 2/3 majority of the Board cease to be at least a 70% majority of the Board.

If a Named Executive terminates his employment for Good Reason within 12 months after the date of a Change of Control, then (1) the executive will receive one additional year’s salary (or three years’ salary in the case of Mr. Hortman and two years’ salary in the case of Mr. Zember) at the rate in effect at the time of termination plus a bonus (which in the case of Messrs. Hortman, Zember and Edwards shall not be less than 40% of the salary payable to such executive upon termination), payable in accordance with the Company’s standard payment practices, (2) the executive will be entitled to continue to participate for one year (or two years in the case of Mr. Zember) in the employee welfare benefit plans in which he was entitled to participate prior to termination, (3) the Company will contribute the maximum contribution allowable under its 401(k) plan for the benefit of the executive (such contribution to be made for a period of two years, in the case of Mr. Zember), and (4) the executive will receive payment from the Company for reasonable relocation expenses if the executive relocates within 500 miles of Moultrie, Georgia and the relocation occurs within 180 days after the date of termination.

In addition, under each Named Executive’s employment agreement, the executive will be entitled, for a period of 90 days after termination, to purchase all of the stock of the Company that would be issuable under all outstanding stock options previously granted to the executive, at the exercise prices set forth in such options, whether or not such options otherwise are then exercisable. The 2005 Plan also provides that in such event the executive’s equity awards will become fully vested and, in the case of options, fully exercisable.

Based upon a hypothetical termination of the Named Executives on December 31, 2006 for Good Reason following a Change of Control, estimated severance benefits payable to each of the Named Executives would be as follows:

Name	Salary	Bonus	Welfare Benefits(1)	401(k) Contributions	Relocation Expenses(2)	Acceleration of Option Awards(3)	Acceleration of Stock Awards(4)
Edwin W. Hortman, Jr.	$1,050,000	$813,000	$9,161	$52,800	$20,000	$215,003	$1,008,844

Dennis J. Zember Jr.	$401,000	$282,000	$11,196	$14,838	$20,000	$101,800	$169,080

Jon S. Edwards	$161,710	$79,874	$7,360	$17,600	$20,000	$86,501	$78,904

Thomas T. Dampier	$162,500	$80,104	$10,378	$17,600	$20,000	$84,516	$112,720

Johnny R. Myers	$154,000	$80.383	$10,281	$6,160	$20,000	$77,112	$28,180

(1)	These amounts have been estimated based upon premiums payable with respect to insurance coverages for the Named Executives as of the hypothetical termination date of December 31, 2006.

(2)	These amounts have been estimated based upon reasonable moving and related expenses that may be incurred if the Named Executive relocates in a manner that satisfies the conditions of his employment agreement.
(3)	This amount equals the product of unvested awards that accelerate upon the termination of employment multiplied by the Company’s closing stock price of $28.18 on December 29, 2006.
(4)	This amount equals the product of unvested awards that accelerate upon the termination of employment multiplied by (x) the Company’s closing stock price of $28.18 on December 29, 2006 minus (y) the exercise price of such awards.

The foregoing payments and benefits are subject to reduction under the Named Executives’ employment agreements in connection with certain tax matters. Those agreements provide that if the severance and change of control benefits payable to the executive would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or would be nondeductible to the Company pursuant to Section 280G of the Code, then such benefit payments shall be reduced to be the largest amounts that will result in no portion of the benefit payments being subject to the tax imposed by Section 4999 of the Code or nondeductible by the Company.

Director Compensation

The following table sets forth information regarding the payment of fees to non-management directors of the Company during 2006.

Name	Fees Earned or Paid in Cash
Johnny W. Floyd	$22,966
J. Raymond Fulp	$35,616
Kenneth J. Hunnicutt	$18,196
Daniel B. Jeter	$22,366
Glenn A. Kirbo	$25,666
Robert P. Lynch	$17,008
Brooks Sheldon	$31,696
Eugene M. Vereen, Jr.	$14,400
Henry C. Wortman	$30,416

All directors serving on the Board receive a retainer fee of $833 per month plus $500 per meeting attended for their services, except that Mr. Vereen receives a monthly fee of $1,200 for serving on the Board. Board meetings are held monthly. With respect to committee meetings held on a date other than a regularly scheduled Board meeting, members of the Executive Committee (except Mr. Hortman) receive a fee of $200 per meeting attended, members of the Audit Committee receive a fee of $200 per meeting attended, members of the Compensation Committee receive a fee of $200 per meeting attended, and members of the Nominating Committee receive a fee of $200 per meeting attended. Messrs. Jeter and Sheldon each receive $200 per meeting attended for their services on the Asset Liability Management Committee and are the only directors on the Asset Liability Management Committee to receive compensation for service thereon.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal 2006 or as of the date of this Proxy Statement is or has been an officer or employee of the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Board has established a separately-designated standing Audit Committee and adopted an amended and restated charter for the Audit Committee. The Audit Committee is comprised solely of independent directors, as defined by the listing standards of Nasdaq, one of which, Daniel B. Jeter, is an audit committee financial expert, as defined by the rules of the SEC. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, and Mauldin & Jenkins, Certified Public Accountants, LLC (“Mauldin & Jenkins”), the Company’s independent auditors, are responsible for performing an audit in accordance with generally accepted auditing standards to obtain reasonable assurance that the Company’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

The Audit Committee has met and has held discussions and reviewed with management, the Company’s internal auditors and Mauldin & Jenkins concerning the consolidated financial statements for the fiscal year ended December 31, 2006. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed with Mauldin & Jenkins the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 (Audit Committee Communications).

In addition, the Audit Committee has discussed with Mauldin & Jenkins their independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has also discussed with Mauldin & Jenkins any relationships that may have an impact on their objectivity and independence and satisfied itself as to their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Submitted by the Audit Committee:

Daniel B. Jeter (Chairman)
Johnny W. Floyd
J. Raymond Fulp
Henry C. Wortman

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Company has appointed Mauldin & Jenkins as its independent auditors for the fiscal year ended December 31, 2006. Mauldin & Jenkins has served as the Company’s independent auditors since 1985. Services provided to the Company and its subsidiaries by Mauldin & Jenkins in the fiscal year ended December 31, 2006 included the examination of the Company’s consolidated financial statements, limited review of quarterly reports, services related to filings with the SEC and consultation with respect to various tax matters.

Representatives of Mauldin & Jenkins will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

Fees and Services

The following is a summary of the fees billed to the Company by Mauldin & Jenkins for professional services rendered for the fiscal years ended December 31, 2005 and December 31, 2004:

Fee Category	Fiscal 2006 Fees	Fiscal 2005 Fees
Audit Fees(1)..	$322,600	$275,700
Audit-related Fees(2).	55,500	62,500
Tax Fees(3).	98,650	78,275
All Other Fees(4)	0	0

Total Fees.	$476,750	$416,475

(1)	Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, attestation services related to management’s assertions related to internal controls and services that are normally provided by Mauldin & Jenkins in connection with statutory and regulatory filings or engagements.
(2)	Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence services related to contemplated mergers and acquisitions, employee benefit plan audits and consultations concerning financial accounting and reporting standards.
(3)	Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance and assistance with tax notices.
(4)	Consists of fees for products and services other than the services reported above. There were no fees paid to Mauldin & Jenkins in fiscal 2006 or 2005 that are not included in the above classifications.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All services provided by Mauldin & Jenkins are subject to pre-approval by the Audit Committee. The Audit Committee may authorize any member of the Audit Committee to approve services by Mauldin & Jenkins in the event there is a need for such approval prior to the next full Audit Committee meeting. However, the Audit Committee must review the decisions made by such authorized member of the Audit Committee at its next scheduled meeting. Before granting any approval, the Audit Committee gives due consideration to whether approval of the proposed service will have a detrimental impact on Mauldin & Jenkins’ independence.

Unless otherwise specified, the proxy holders designated in the proxy will vote the shares covered thereby at the Annual Meeting “FOR” ratification of the appointment of Mauldin & Jenkins. In the event that the shareholders do not ratify the appointment of Mauldin & Jenkins, the appointment will be reconsidered by the Audit Committee and the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of the Record Date, by (i) directors, (ii) nominees for election as directors, (iii) Named Executives, (iv) certain other executive officers of the Company, (v) all directors and executive officers as a group, and (vi) each person who, to the knowledge of the Company, is a beneficial owner of more than 5% of the outstanding Common Stock.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned as of February 13, 2007(2)+	Percent of Class(3)
Thomas T. Dampier(4)	26,062	*
Jon S. Edwards(5)	38,236	*
Johnny W. Floyd(6)	18,346	*
J. Raymond Fulp	19,967	*
C. Johnson Hipp, III(7)	10,000	*
Edwin W. Hortman, Jr.(8)	86,800	*
Kenneth J. Hunnicutt(9)	203,848	1.53%
Daniel B. Jeter	9,996	*
Glenn A. Kirbo(10)	17,964	*
Cindi H. Lewis(11)	37,476	*
Robert P. Lynch(12)	6,755	*
Michael F. McDonald(13)	22,820	*
Johnny R. Myers(14)	6,043	*
Charles A. Robinson(15)	29,912	*
Brooks Sheldon(16)	134,141	1.01%
Eugene M. Vereen, Jr.	52,596	*
Gregory H. Walls(17)	1,290	*
Henry C. Wortman(18)	86,195	*
Dennis J. Zember Jr.(19)	40,685	*
All directors and executive officers as a group (19 persons)(20)	849,132	6.38%

 * Less than 1%.

 + All fractional shares have been rounded up to the next whole number.

(1)	Unless otherwise noted in the footnotes to this table, the address of each beneficial owner is 24 Second Avenue, S.E., Moultrie, Georgia 31768.
(2)	Except as otherwise specified, each individual has sole and direct beneficial ownership interest and voting rights with respect to all shares of Common Stock indicated.
(3)	Percentage calculated based on 13,324,842 shares of Common Stock outstanding as of the Record Date.
(4)	Includes 5,200 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 4,000 shares of restricted Common Stock over which Mr. Dampier exercises voting power.
(5)	Includes 24,160 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date; 2,800 shares of restricted Common Stock over which Mr. Edwards exercises voting power; and 12 shares owned by Mr. Edward’s wife, with whom he shares voting and investment power.
(6)	Includes 11,738 shares of Common Stock owned by Mr. Floyd’s wife.
(7)	Includes 10,000 shares of restricted Common Stock over which Mr. Hipp exercises voting power.
(8)	Includes 21,800 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date; 49,800 shares of restricted Common Stock over which Mr. Hortman exercises voting power; and 12 shares owned by Mr. Hortman’s wife, with whom he shares voting and investment power.
(9)	Includes 24 shares of Common Stock owned jointly with Mr. Hunnicutt’s investment club and 2,476 shares of Common Stock owned by Mr. Hunnicutt’s wife, with whom he shares voting and investment power.

(10)	Includes 224 shares of Common Stock held by Mr. Kirbo’s wife as custodian for a child, as to all of which Mr. Kirbo disclaims beneficial ownership.
(11)	Includes 17,776 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date; 4,800 shares of restricted Common Stock over which Mrs. Lewis exercises voting power; 1,197 shares of Common Stock owned jointly with Mrs. Lewis’s husband; 58 shares of Common Stock owned jointly with Mrs. Lewis’s daughter; and 658 shares of Common Stock owned by Mrs. Lewis’s husband, with whom Mrs. Lewis shares voting and investment power.
(12)	Includes 1,621 shares of Common Stock owned by Mr. Lynch’s wife.
(13)	Includes 9,700 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 300 shares of restricted Common Stock over which Mr. McDonald exercises voting power.
(14)	Includes 4,400 shares of Common Stock issuable pursuant to option exercisable within 60 days of the Record Date and 1,000 shares of restricted Common Stock over which Mr. Myers exercises voting power.
(15)	Includes 10,996 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date; 300 shares of restricted Common Stock over which Mr. Robinson exercises voting power; and 1,000 shares owned by Mr. Robinson’s wife, with whom he shares voting and investment power.
(16)	Includes 112,399 shares of Common Stock held in a family trust, over which Mr. Sheldon has voting and investment power.
(17)	Includes 500 shares of restricted Common Stock over which Mr. Walls exercises voting power.
(18)	Includes 20,741 shares of Common Stock owned by Mr. Wortman’s wife, with whom Mr. Wortman shares investment and voting power; 11,881 shares of Common Stock owned by Mr. Wortman as co-trustee with Mr. Wortman’s wife for the benefit of their two children; and 5,528 shares of Common Stock owned jointly with Mr. Wortman’s wife.
(19)	Includes 10,300 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 6,000 shares of restricted Common Stock over which Mr. Zember exercises voting power.
(20)	Includes 104,332 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 79,500 shares of restricted Common Stock, over which certain members of the group exercise voting power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2005, all of the Company’s officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except that Kenneth J. Hunnicutt filed a Form 4 late with respect to 11 transactions in shares of the Common Stock that had not previously been reported on a timely basis and J. Raymond Fulp filed a late Form 4 with respect to two transactions in shares of the Common Stock that had not previously been reported on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and Ameris Bank have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of the Company and Ameris Bank and their family members and associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. The Company and the Audit Committee review all relationships and transactions in which the Company and such related persons are participants, including such banking transactions, on a case-by-case basis. In performing such review, consideration is given to (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, (iii) the significance of the transaction to the related person or the Company, and (iv) other matters deemed appropriate. Company policy prohibits the making of loans to executive officers.

At December 31, 2006, certain employees and directors and their affiliates were indebted to Ameris Bank in the aggregate amount of approximately $5.9 million. These loans were made on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with others and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

Since November 1, 1991, the Company has leased a building from Mr. Hunnicutt, who currently serves as a director of Ameris Bank, and Lynn Jones, who served as a director of Ameris Bank until February, 2006, that is used as the Company’s operations center in Moultrie, Georgia. Rent payments made under the lease agreement, which expires on July 31, 2008, totaled $78,000 for 2006.

OTHER MATTERS

The Board does not contemplate bringing before the Annual Meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in accordance with the best judgment of the persons acting under the proxies.

ADDITIONAL INFORMATION

Shareholder Proposals

Any shareholder proposal intended to be presented at the Company’s annual meeting of shareholders to be held in 2008 and to be included in the Company’s proxy statement and form of proxy for that meeting must be in writing and must be received by the Company, directed to the attention of the Corporate Secretary, not later than November 27, 2007. Any such proposal must comply in all respects with the rules and regulations of the SEC.

Annual Report

A copy of the Company’s Annual Report to Shareholders is enclosed with this Proxy Statement. The Annual Report to Shareholders is not deemed a part of the proxy soliciting material. The Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2006, was filed with the SEC on March 13, 2007. Upon receipt of a written request, the Company will, without charge, furnish any owner of its Common Stock a copy of its Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2006, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report on Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Corporate Secretary of the Company at the address indicated on the first page of this Proxy Statement.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. A number of brokers with account holders who are shareholders of the Company will be householding the Company’s proxy materials. Once you have received notice from your broker that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker or notify us by sending a written request to Ameris Bancorp, 24 Second Avenue, S.E., Moultrie, Georgia, 31768, Attn: Corporate Secretary, or by calling 229-890-1111.

Appendix A

Ameris Bancorp (f/k/a ABC Bancorp)

Amended and Restated Audit Committee Charter

I. Purpose

The primary function of the audit committee (the “Audit Committee”) of the Board of Directors (the “Board”) of ABC Bancorp (the “Corporation”) is to assist the Board in fulfilling its oversight responsibilities relating to the accounting, legal and reporting practices of the Corporation. The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders of the Corporation, relating to corporate accounting, reporting practices of the Corporation and the quality and integrity of the financial reports of the Corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the Corporation’s independent auditors, the Corporation’s internal auditors, if any, or the entity performing the internal audit function, and the financial management of the Corporation.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Corporation’s policies, procedures and practices. The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. Composition

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. All members of the Audit Committee shall meet the independence, experience and expertise requirements of the National Association of Securities Dealers, Inc. (the “NASD”), the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). At all times at least one member of the Audit Committee shall be a “audit committee financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC. The Board shall elect members of the Audit Committee each year at a regular or special meeting of the Board or until their successors shall be duly elected and qualified. Unless the full Board elects a Chairman, the members of the Audit Committee may designate a Chairman by majority vote of the full Audit Committee membership.

III. Meetings

Regular meetings of the Audit Committee may be held without notice at such time and at such place as shall from time to time be determined by the Chairman of the Audit Committee, the President or the Secretary of the Corporation. Special meetings of the Audit Committee may be called by or at the request of any member of the Audit Committee, any of the Corporation’s executive officers, the Secretary, the director of Corporation’s internal auditing department, if any, or the Corporation’s independent auditors, in each case on at least twenty-four hours notice to each member.

If the Board, management, the director of Corporation’s internal auditing department, if any, or the Corporation’s independent auditors desire to discuss matters in private, the Audit Committee shall meet in private with such person or group.

A majority of the Audit Committee members shall constitute a quorum for the transaction of the Audit Committee’s business. Unless otherwise required by applicable law, the Corporation’s Articles of Incorporation or Bylaws or the Board, the Audit Committee shall act upon the vote or consent of a majority of its members at a duly called meeting at which a quorum is present. Any action of the Audit Committee may be taken by a written instrument signed by all of the members of the Audit Committee. Meetings of the Audit Committee may be held at such place or places as the Audit Committee shall determine or as may be specified or fixed in the respective notices or waivers of meetings. Members of the Audit Committee may participate in Audit Committee proceedings by means of conference telephone or similar communications equipment by means of which all persons participating in the proceedings can hear each other, and such participation shall constitute presence in person at such proceedings

As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the Corporation’s internal auditing department, if any, and the Corporation’s independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately.

IV. Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee shall:

1. Be directly responsible for the selection, appointment, compensation, oversight and, where appropriate, authorization of the replacement of the auditors. The Audit Committee shall determine compensation for the auditors on an annual basis and approve, in advance, all audit services to be performed by the auditors. The Audit Committee will review the auditors’ report covering all matters required by applicable SEC and NASD regulations, including the auditors’ internal quality control procedures and the experience and qualifications of the senior members of the auditor team.

2. Confirm the independence of the auditors, including, by way of example: (i) approving, in advance, the retention or selection of the auditors for any permissible non-audit services provided by the auditors, such as tax services, in accordance with applicable SEC and NASD regulations, and the fees relating thereto; (ii) obtaining, at least annually, a formal written statement from the auditors confirming their independence from the Corporation and delineating relationships between the auditors and the Corporation, including past employment by the auditors of Corporation personnel, that might have an impact on their independence; and (iii) actively engaging in dialogue with the auditors regarding matters that might reasonably be expected to affect their objectivity and independence. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

3. Oversee the Corporation’s compliance with the requirements of all applicable laws and SEC and NASD regulations, and any amendments thereto, including procedures for the rotation of audit partners, and guidelines for the Corporation’s hiring of employees of the audit firm who were engaged in the Corporation’s account.

4. Meet with the auditors and financial management of the Corporation to review the scope and cost of the proposed audit for the current year and the audit procedures to be utilized and, following the conclusion thereof, review the results of such audit, including any comments or recommendations of the auditors. Such review should also include any management letter provided by the auditors and the Corporation’s response letter, if any.

5. Review with the auditors and the Corporation’s financial management and accounting personnel the adequacy, reliability and integrity of the accounting policies, internal controls and financial reporting controls of the Corporation.

6. Review reports prepared for the Audit Committee by management and/or the auditors of significant reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements, including an analysis of critical accounting policies and the effect of alternative GAAP methods on the Corporation’s financial statements, and review with the auditors and Corporation’s financial management and accounting personnel the potential effect of regulatory and accounting developments on the Corporation’s financial statements.

7. Review and approve, in advance, all “related party” transactions in accordance with applicable law and SEC and NASD regulations.

8. Assist the Corporation’s management in the establishment and maintenance of disclosure controls and procedures in accordance with applicable law and SEC and NASD regulations that are adequate to meet the Corporation’s reporting obligations under applicable securities laws.

9. Establish and maintain procedures for the receipt, retention and treatment of complaints received by the Corporation with respect to accounting, internal accounting controls or auditing matters which shall include procedures for the confidential and anonymous treatment of submission of such complaints by employees. Review with management and the auditors any correspondence with regulators or government agencies and any employee complaints or published reports which raise material issues regarding the Corporation’s financial statements or accounting policies.

10. Review with the Corporation’s legal counsel or other appropriate legal personnel any legal matters that may have a material impact on the Corporation’s financial statements, the Corporation’s compliance policies, business conduct controls and any material reports or inquiries received from regulators or governmental agencies.

11. Meet with the auditors in executive session at least once per quarter. The Audit Committee will review with the auditors any problems or difficulties encountered during the audit and management’s response, and undertake the responsibility to investigate and resolve any disagreements between the Corporation’s management and the auditors regarding the Corporation’s financial reporting or in the course of the audit work.

12. Review with the auditors and the Corporation’s financial management and accounting personnel the Corporation’s proposed earnings releases and financial guidance, if any, and quarterly financial statements, including any review by the auditors of the quarterly financial statements, prior to the filing of the Corporation’s Quarterly Report on Form 10-Q. Such review shall include, without limitation, a discussion of Management’s Discussion and Analysis of Operations proposed to be set forth in the Quarterly Report on Form 10-Q and of all matters necessary for the certifications of such report by the Corporation’s management in accordance with applicable law.

13. Discuss with the auditors the results of the annual audit of the Corporation’s financial statements, including (i) the auditors’ assessment of the quality, not just acceptability, of accounting principles, (ii) the reasonableness of significant judgments, (iii) the nature of significant risks and exposures, (iv) the adequacy of the disclosures in the financial statements and (v) any other matters required to be communicated to the Audit Committee by the auditors under auditing standards generally accepted in the United States. The Audit Committee shall review with the auditors and the Corporation’s financial management and accounting personnel the Corporation’s annual financial statements prior to the filing of its Annual Report on Form 10-K and management’s assertions related to its assessment of the effectiveness of internal controls as of end of the most recent fiscal year and, as required, the auditors’ report on such assertions. The discussion of the financial statements shall include, without limitation, a discussion of Management’s Discussion and Analysis of Operations proposed to be set forth in the Annual Report on Form 10-K and of all matters necessary for the certifications of such report by the Corporation’s management in accordance with applicable law.

14. Review and discuss with management and the auditors any material financial or non-financial arrangements of the Corporation which do not appear in the Corporation’s financial statements and any transactions or arrangements with parties related to the Corporation which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Corporation’s financial statements.

15. Investigate matters brought to its attention within the scope of its duties. In discharging these responsibilities, the Audit Committee will have full access to the Corporation’s books and records, and will have the power to retain outside counsel or other advisors to assist the Audit Committee for this purpose, and to determine the compensation for any such advisors.

16. Hold such regular meetings as may be necessary and such special meetings as may be called by the Chairman of the Audit Committee or at the request of the auditors; prepare the minutes from such meetings and submit them to the Board.

17. Prepare a report to be included in the Corporation’s annual proxy statement as required by applicable SEC and NASD regulations.

18. Review and reassess the adequacy of the Audit Committee Charter on an annual basis.

19. Perform such other functions and have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

V. Miscellaneous

The Audit Committee may perform any other activities consistent with this Charter, the Corporation’s Articles of Incorporation and bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

*****

Approved by the Ameris Bancorp Board of Directors on February 17, 2004

Ameris Bancorp

24 Second Avenue, S.E.

Moultrie, Georgia 31768

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Kenneth J. Hunnicutt and Edwin W. Hortman, Jr., and each of them, with full power of substitution, the proxies and attorneys of the undersigned at the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameris Bancorp (the “Company”) to be held on Tuesday, April 24, 2007, at the Sunset Country Club, located at 2730 South Main Street, Moultrie, Georgia, at 4:15 p.m., local time, and at any adjournment or postponement thereof, and hereby authorizes them to vote as designated below at the Annual Meeting all the shares of common stock of the Company held of record by the undersigned as of February 13, 2007. The undersigned hereby acknowledges receipt of the Annual Report of the Company for the fiscal year ended December 31, 2006, and the Notice of Annual Meeting and Proxy Statement of the Company for the Annual Meeting.

I.	Election of the following nominees to the Board of Directors in Class I for three-year terms of office:

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Class I

Johnny W. Floyd	Edwin W. Hortman, Jr.	Daniel B. Jeter

Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided below. If this Proxy is executed by the undersigned in such manner as not to withhold authority to vote for the election of any nominee, this Proxy shall be deemed to grant such authority.

II.	To ratify the appointment of Mauldin & Jenkins, Certified Public Accountants, LLC, as the Company’s independent accountants for the fiscal year ended December 31, 2006:

	☐ FOR	☐	AGAINST	☐	ABSTAIN

III.	To transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof:

	☐ FOR	☐	AGAINST	☐	ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted for the election of each nominee and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting.

Print Name(s):

Signature:

Signature If Held Jointly:

Dated:	,2007

Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title as such. Joint owners should each sign.